UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
October 29, 2019
ORIGIN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Louisiana	001-38487	72-1192928
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

500 South Service Road East, Ruston, Louisiana		71270
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (318) 255-2222
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14A-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $5.00 per share	OBNK	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 29, 2019, Origin Bank (the “Bank”), a wholly owned subsidiary of Origin Bancorp, Inc. (the “Company”), entered into an Executive Supplemental Income Agreement (the “ESIP Agreement”) with Lance Hall, President of Origin Bank, and separate Endorsement Split Dollar Life Insurance Agreements (the “Split Dollar Agreements”), with each of Lance Hall and Drake Mills, Chairman of the Board, President and Chief Executive Officer of the Company (collectively, the "Executives").
The ESIP Agreement provides Mr. Hall with supplemental benefits upon attainment of 60 year of age. Under the terms of the ESIP Agreement, Mr. Hall will be provided an annual amount (the "Age Benefit") equal to 10% of Mr. Hall's annualized base salary for the calendar year in which Mr. Hall reaches age 60. The annual payments will begin thirty days after Mr. Hall turns 60 and continue annually for six years. The benefit will vest based on the years of service of Mr. Hall before he reaches age 60.
The benefits will be reduced to the extent Mr. Hall has a separation from service before reaching age 60. In the event of a voluntary separation, a lump sum equal to the balance of the accrued vested benefit as of the effective date of Mr. Hall's separation from service will be payable to Mr. Hall. In the event of Mr. Hall's involuntary separation from service other than termination for cause or due to disability, 100% of the accrued liability determined as of the effective date of Mr. Hall's involuntary separation from service will be payable to Mr. Hall. In the event of a change of control followed by Mr. Hall's separation from service within 24 months, a lump sum equal to the present value of the age benefit (determined at the time of separation) will be payable to Mr. Hall. In the event of disability, 100% of the accrued liability determined as of the effective date of Mr. Hall's disability will be payable to Mr. Hall. In the event of Mr. Hall's death following his 60th birthday, the remaining installment payments of the Age Benefit, if any, will be payable to Mr. Hall's designated beneficiary. No death benefits are provided under the ESIP Agreement in the event that Mr. Hall's death occurs prior to reaching age 60.
The Split Dollar Agreements provide for the payment of proceeds to the Executives' respective designated beneficiaries under separate life insurance policies owned by the Bank upon the death of the applicable Executive and for the Bank to pay all of the premiums associated with such insurance policies. Pursuant to the terms of the Split Dollar Agreements, in the event of the death of an Executive while being employed by the Bank, his designated beneficiaries will be entitled to receive the lesser of (i) the present value of the benefit (a) Mr. Mills would have received under the Amended and Restated Executive Salary Continuation plan, dated May 1, 2008 and (b) Mr. Hall would have received under the ESIP Agreement or (ii) the proceeds from the Executives' respective life insurance policy, excluding the greater of the cash surrender value or the aggregate premiums paid by the Bank. The Bank will be entitled to the remainder of the proceeds under the policies. The Executives' respective beneficiaries will not be entitled to any payments under the Split Dollar Agreements if the Executives' employment is voluntarily or involuntarily terminated, or if the Executives were subject to a final removal or prohibition order issued by a federal banking agency or the Executives' respective beneficiaries are denied coverage under the terms of the life insurance policies.
The foregoing descriptions of the ESIP Agreement and the Split Dollar Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the ESIP Agreement and Split Dollar Agreements, which are filed as Exhibits 10.1, 10.2 and 10.3 respectively, and each of which is incorporated by reference herein.

ITEM 9.01	Financial Statements and Exhibits
(d)	Exhibits
Exhibit No.	Description
10.1	Executive Supplemental Income Agreement, dated October 29, 2019, by and between Origin Bank and M. Lance Hall.
10.2	Endorsement Split Dollar Life Insurance Agreement, dated October 29, 2019, by and between Origin Bank and Drake Mills.
10.3	Endorsement Split Dollar Life Insurance Agreement, dated October 29, 2019, by and between Origin Bank and M. Lance Hall.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 31, 2019	ORIGIN BANCORP, INC.

By: /s/ Drake Mills
Drake Mills
Chairman of the Board, Chief Executive Officer and President